Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cal Dive International, Inc. for the registration of 61,506,691 shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2007, with respect to the consolidated and combined financial statements of Cal Dive International, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Houston, Texas

December 14, 2007